PIPER & MARBURY                   WASHINGTON
                                     L.L.P.                        NEW YORK
                                CHARLES CENTER SOUTH               PHILADELPHIA
                              36 SOUTH CHARLES STREET              EASTON
                           BALTIMORE, MARYLAND 21201-3018
                                     410-539-2530
                                 FAX: 410-539-0489


                                               May 12, 1999



Williamsburg Investment Trust
c/o Countrywide Fund Services, Inc.
312 Walnut Street
Cincinnati, OH  45202

Evergreen Select Fixed Income Trust
200 Berkley Street
Boston, MA  02116

          Re: Reorganization of The Tattersall Bond Fund with and into the Evergreen Select Core Bond Fund

Ladies and Gentlemen:

         We  have  acted  as  counsel  to  Williamsburg   Investment   Trust,  a
Massachusetts business trust ("Williamsburg"), in connection with the transactions contemplated by the Agreement and Plan of Reorganization dated as of April 30, 1999 (the "Agreement"), by and between Williamsburg, with respect to The Tattersall Bond Fund, its separately designated series (the "Acquired Fund"), and Evergreen Select Fixed Income Trust, a Delaware business trust (the "Trust"), with respect to the Evergreen Select Core Bond Fund, its separately designated series (the "Acquiring Fund"), providing, among other things, for the transfer of all of the assets of the Acquired Fund in exchange solely for shares of beneficial interest of the Acquiring Fund ("Acquiring Fund Shares"), the assumption by the Acquiring Fund of the identified liabilities of the Acquired Fund, and the distribution, after the closing of the transactions contemplated by the Agreement, of the Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation of the Acquired Fund as provided in the Agreement. We are delivering this opinion letter to you pursuant to Section 8.6 of the Agreement. Except as otherwise stated herein, each capitalized term used in this opinion letter has the meaning set forth in the Agreement.



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         In our  capacity as counsel to  Williamsburg  and for  purposes of this opinion, we have examined the following:

         (i)      the Agreement;

         (ii) the Prospectus/Proxy Statement dated May 10, 1999, included in the Registration Statement in the form first filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 485(b) under the 1933 Act (the "Prospectus/Proxy Statement");

        (iii) certificates of officers of Williamsburg and the Trust as to certain factual matters (the "Certificates"); and

         (iv) such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter.

         In reaching the opinions set forth below, we have assumed the following:

         (a) accuracy as of the date hereof of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing that is material to such opinions;

         (b) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; and

         (c) the transactions related to the asset transfer contemplated by the Agreement will be consummated at the Closing Date in accordance with the Agreement and as described in the Prospectus/Proxy Statement.

         Our opinions set forth herein are expressly conditioned on the accuracy as of the date hereof of the statements and representations contained in the Certificates.

         In rendering our opinions, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the
"Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we


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have considered relevant. It should be noted that the Code, the Regulations, and such judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinions are based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion letter.

         Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

         1. The transfer of all of the Acquired Fund assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the identified liabilities of the Acquired Fund followed by the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in liquidation and termination of the Acquired Fund, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code and the Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the identified liabilities of the Acquired Fund.

         3. No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the identified liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund Shares to Acquired Fund shareholders in exchange for their shares of the Acquired Fund.

         4. No gain or loss will be recognized by the Acquired Fund shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares in liquidation of the Acquired Fund.

         5. The aggregate tax basis for the Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the date of the Reorganization).


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         6. The tax basis of the Acquired Fund assets  acquired by the Acquiring
Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm and the opinions set forth herein in the Registration Statement and the Prospectus/Proxy Statement which is a part thereof. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.


                                                     Very truly yours,





                                                      /s/Piper & Marbury L.L.P.



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